1 EXECUTIVE EMPLOYMENT AGREEMENT This Executive Employment Agreement (the “Agreement”) is made and entered into as of July 15, 2022 (the “Effective Date”) by and between Aquestive Therapeutics, Inc. (the “Company”) and Daniel Barber (the “Executive”). WITNESSETH: WHEREAS, the Executive is currently employed by the Company as its Chief Operating Officer; and WHEREAS, the parties desire that the Executive shall continue to be employed by the Company as its President and Chief Executive Officer upon the terms and conditions of this Agreement; NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows: 1. Employment. During the Employment Term (as hereinafter defined), the Executive agrees to be employed by and to serve the Company as its President and Chief Executive Officer and the Company agrees to employ and retain Executive in such capacity. The Executive shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall: (i) devote the Executive’s entire business time, energy and skill to the affairs of the Company; (ii) faithfully, loyally, and industriously perform all duties incident to the position of President and Chief Executive Officer as well as any other duties consistent with the stature and responsibility of the Executive's position as may from time to time be assigned by the Board; and (iii) comply with the Company’s policies in effect from time to time. Notwithstanding any provision herein to the contrary, the Executive shall not be precluded from devoting reasonable periods of time required for serving as a member of one or more advisory boards or boards of directors of companies or organizations or engaging in other minor business activities, so long as such memberships or activities do not interfere with the performance of the Executive's duties hereunder and are not directly or indirectly competitive with, nor contrary to, the business or other interests of the Company, subject to prior approval by the Board, which approval shall not be unreasonably withheld. 2. Employment Term. The term of this Agreement shall begin on the Effective Date and continue until terminated in accordance with this Agreement (the “Employment Term”). 3. Compensation. A. Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at a rate of Six Hundred Thousand dollars ($600,000.00) per annum, payable in accordance with the standard payroll practices of the Company. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) will review the Executive's Base Salary at least annually and may increase but not decrease the then current annual rate.

2 B. Annual Bonus. The Executive shall be eligible for a target annual performance bonus (the “Annual Bonus”) of at least sixty percent (60%) of the Executive's Base Salary for each calendar year, provided the Company and Executive each achieves performance targets established by the Board or the Compensation Committee. The Annual Bonus amount, if any, for a calendar year will be determined by the Board and/or Compensation Committee and paid by the Company by March 15th of the following calendar year, unless it is administratively impracticable to determine and/or make the payment by such date. Except as otherwise provided by this Agreement, the Executive must be employed by the Company on the day any Annual Bonus payment is due and payable in order to receive said bonus payment. If the Company exceeds established performance targets, the Board and/or the Compensation Committee, in its or their sole discretion, may increase the amount of the Annual Bonus. C. Stock Options. The Executive shall receive an award of one hundred thousand (100,000) stock options granted under the Company’s Equity Incentive Plan (the “Plan”) or similar benefit plan, effective as of the first day permitted after the Effective Date as provided under the Plan (the “Grant Date”). These stock options will have an exercise price equal to the fair market value of the Company’s stock on the Grant Date and will vest Twenty-five Percent (25%) on the first and second anniversaries of the grant with the remaining Fifty Percent (50%) vesting on the third anniversary of the grant. The Executive shall be eligible to participate in other employee incentive plans and equity- based compensation awards of the Company during the Employment Term at the times and in the amounts as the Board and/or Compensation Committee, in its or their sole discretion, may determine. 4. Additional Benefits. A. Executive Benefits. During the Employment Term, the Executive shall be eligible to participate in such employee benefit plans as are generally available to other senior executives of the Company. B. Paid Time Off. The Executive will be allowed to take up to six (6) weeks of paid vacation each year, and shall be eligible for such sick leave and other paid time off in accordance with the Company’ policies applicable to other senior executives of the Company generally. C. Expense Reimbursement. The Company will pay or reimburse the Executive for reasonable expenses incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities under this Agreement, subject to presentation of vouchers and compliance with generally applicable business expense reimbursement policies of the Company. 5. Termination. A. Termination for Cause. The Company may terminate Executive's employment for “Cause” if Executive: (i) is convicted of or pleads nolo contendre to a felony (or its equivalent under applicable state law); (ii) commits fraud or a material act or omission involving dishonesty with respect to the Company or any of its respective employees, customers or affiliates;

3 (iii) willfully and repeatedly fails or refuses to carry out the material responsibilities of the Executive's employment by the Company (except where due to physical or mental incapacity); (iv) engages in willful misconduct or a pattern of behavior which in either case has had or is reasonably likely to have a significant adverse effect on the Company; (v) willfully engages in any act or omission which is in material violation of the Company’s policy, including but not limited to engaging in insider trading transactions or disseminating inside information; or (vi) commits a material breach of Executive's material obligations under this Agreement, including but not limited to Section 8. A decision to terminate the Executive's employment for Cause shall be made, if at all, by the Board, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard by the Board, and the Board finding that, in its good faith opinion, the Executive engaged in conduct set forth above, and specifying the particulars thereof in reasonable detail. If the act or omission giving rise to the termination for Cause is curable by the Executive, the Company will provide thirty (30) days’ written notice to the Executive of the Company’s intent to terminate the Executive for Cause, with an explanation of the reason(s) for the termination for Cause and, if the Executive cures the act or omission within the 30-day notice period, the Company will rescind the notice of termination and the Executive's employment will not be terminated for Cause at the end of the 30-day notice period. If the Executive has previously been afforded the opportunity to cure particular behavior and successfully cured under this provision, the Company will have no obligation to provide the Executive with notice and an opportunity to cure a recurrence of that behavior prior to a termination for Cause. For purposes of this Section 5(A), an action or inaction shall not be treated as “willful misconduct” if authorized by the Board, or taken by Executive in the Executive’s good faith belief that such action or inaction was in, or not opposed to, the best interests of the Company. B. Termination by Reason of Permanent Disability. In a manner consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, this Agreement may be terminated at the Company’s option immediately upon notice to the Executive if the Executive shall suffer a Permanent Disability. For purposes of this Agreement, the term “Permanent Disability” shall mean the Executive's inability to perform the essential functions of the Executive’s job under this Agreement, with or without reasonable accommodation, for a period of 150 consecutive days or for an aggregate of 180 days, whether or not consecutive, in any twelve (12) month period, due to illness, accident or other physical or mental incapacity, as determined by a duly licensed physician mutually agreed to by both the Executive and the Company. C. Termination by Reason of Death. In the event of the Executive's death, the Executive's employment shall be deemed to have terminated on the date of Executive's death. D. Voluntary Resignation. The Executive may terminate this Agreement at any time, subject to providing ninety (90) days' written notice to the Company. The Company may waive such notice and/or set an earlier termination date, without pay in lieu of notice.

4 E. Termination without Cause. The Company may terminate the Executive's employment under this Agreement at any time without Cause upon ninety (90) days’ prior written notice to the Executive. The Company, at its sole discretion, may relieve the Executive of the Executive’s active duties during the notice period. The Executive's termination without Cause will be effective upon the expiration of the 90-day notice period. For purposes of this Agreement, a termination of employment by the Company that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements relating to a termination for Cause under this Agreement, shall be treated as a termination of employment without Cause. F. Termination for Good Reason. The Executive may terminate the Executive’s employment under this Agreement at any time for Good Reason upon the occurrence (or within 180 days following the occurrence, provided that the Executive furnishes the Company with written notice of the Executive’s belief that grounds for a Good Reason termination by the Executive exists no later than sixty (60) days after becoming aware of the occurrence) of any one or more of the following acts or omissions which, if curable, is not cured within thirty (30) days after notice of the occurrence is provided by the Executive: (1) any action by the Company which results in a material diminution in Executive's position, authority, duties or responsibilities as President and Chief Executive Officer of the Company (including status, offices, titles and reporting requirements contemplated by this Agreement); (2) a material breach by the Company of its obligations under this Agreement, including, without limitation, a reduction of Executive's Base Salary or target bonus opportunity in violation of this Agreement; or (3) the Company requiring the Executive to be based at any office location that is more than fifty (50) miles from its current headquarters in Warren, New Jersey, except for travel reasonably required in connection with the performance of the Executive's responsibilities hereunder. 6. Obligations of the Company Upon Termination. A. Termination for Cause. In the event that the Executive's employment under this Agreement is terminated for Cause, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement to or for the benefit of the Executive for any period after the effective date of such termination, or to pay the Target Annual Bonus or any other bonus or incentive compensation for the fiscal year in which such termination occurs; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the effective date of such termination; (ii) any unpaid Annual Bonus earned by the Executive for the year preceding the year in which the Executive’s employment terminates; and (iii) any benefits under any plans of the Company in which the Executive is a participant, consistent with the Executive's (or the Executive’s beneficiaries’) rights under such plans. B. Termination by Reason of Death or Permanent Disability. In the event that the Executive's employment under this Agreement terminates due to the Executive’s death or is terminated by the Company due to the Executive's Permanent Disability, the Company shall, within five (5) business days following such termination, provide to the Executive (or the Executive’s estate or other beneficiaries, as the case may be): (i) a cash payment consisting of the sum of any previously unpaid Base Salary earned by the Executive through the date on which the Executive’s employment terminates, any unpaid Annual Bonus earned by the Executive for the year preceding the year in which the Executive’s employment terminates, and any accrued and unused vacation pay for the year in which the Executive’s employment terminates; (ii) any

5 benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive's (or the Executive’s beneficiaries') rights under such plans; (iii) a cash payment consisting of the Executive's Target Annual Bonus for the year of termination, pro-rated for the number of days the Executive is employed during the calendar year in which the Executive’s employment terminates (“Pro Rata Bonus”); and (iv) accelerated vesting of all outstanding stock options, restricted stock units (“RSUs”), stock appreciation rights (“SAR”), restricted stock (“Restricted Stock”) and other equity-based compensation awards as if the Executive's employment had continued through the end of the year in which the Executive’s employment terminates or, in the case of any such award that is subject to “cliff vesting,” on a pro rata basis determined by a fraction the numerator of which is the number of days during such vesting period, and the denominator of which is the total number of days in the vesting period that have elapsed as of the date the Executive’s employment terminates. Notwithstanding the immediately preceding sentence, with respect to any unvested stock options, RSUs, SARs, Restricted Stock and other equity-based compensation that are unvested at the time of termination of employment under this Section 6(B), and which are subject to a performance condition or performance period that ends at or after the date of employment termination, such awards will be assumed to have been achieved at “target”, and the Executive will be entitled to receive a pro rata share of such awards, determined by a fraction the numerator of which is the number of days during the performance period in which Executive was employed, and the denominator of which is the total number of days in the performance period. Stock options, SARs and other equity-based compensation awards that are or become vested upon termination of the Executive's employment due to death or Permanent Disability will be exercisable (if applicable) for at least one year after the date of such termination or, if earlier, until the expiration of the stated term of the award. C. Voluntary Resignation. In the event that the Executive voluntarily resigns from the Executive’s employment with the Company, the Company may, at its discretion, continue the Executive's employment with the Company for any part or the full duration of the 90-day notice period required under Section 5(D). In the event of said termination, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement to or for the benefit of the Executive for any period after such termination; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the date of such termination; (ii) any unpaid Annual Bonus earned by the Executive for the year preceding the year in which his employment terminates; and (iii) any benefits under any plans of the Company in which Executive is a participant, to the full extent of the Executive's (or the Executive’s beneficiaries’) rights under such plans. D. Termination by the Company Without Cause or by Executive for Good Reason--Unrelated to Change in Control. In the event that the Executive's employment under this Agreement is terminated by the Company without Cause (pursuant to Section 5(E)) or by the Executive for Good Reason (pursuant to Section 5(F)), the Company shall provide to the Executive: (i) a cash payment consisting of the sum of any previously unpaid Base Salary earned by the Executive through the date on which the Executive’s employment terminates, any unpaid Annual Bonus earned by the Executive for the year preceding the year in which the Executive’s employment terminates, and any accrued and unused vacation pay for the year in which the Executive’s employment terminates; (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive's (or the Executive’s beneficiaries’) rights under such plans; (iii) a cash payment consisting of the Executive's Pro Rata Bonus for the year of termination; (iv) monthly payments for a period of twelve (12) months (the “Severance Period”) following the termination of Executive's employment equal to 1/12 of the

6 sum of Executive's Base Salary and Target Annual Bonus (in each case determined without regard to any reduction prior to the termination of Executive's employment); (v) continuing coverage under the Company’s group health and life insurance plans in which the Executive is a participant immediately before the termination of the Executive’s employment (or any successor plans), at the same levels and on the same terms and conditions as are provided to similarly situated executives during the Severance Period (or, if such coverage is not permitted by law or the applicable plan, the cash equivalent of such coverage, grossed up if and to the extent necessary to negate the tax impact of such payment and to negate the tax impact of the gross-up payment); and (vi) full and immediate vesting of outstanding unvested stock options, RSUs, SARs, Restricted Stock and other equity-based compensation awards with any such stock options, SARs and other equity- based compensation awards that are or become vested upon termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason remaining exercisable, as applicable, for at least one year after the date the Executive's employment terminates or, if earlier, until the expiration of the stated term of the award. Notwithstanding the immediately preceding sentence, with respect to any unvested stock options, RSUs, SARs, Restricted Stock and other equity-based compensation that are unvested at the time of termination of employment under this Section 6(D), and which are subject to a performance condition or performance period that ends at or after the date of employment termination, such awards will be assumed to have been achieved at “target.” The payments and benefits described in parts (iv) – (vi) of this subsection shall be conditioned upon and subject to the Executive's continuing compliance with the Executive’s obligations under Section 8 of this Agreement, and the Executive's execution and delivery of a general release substantially in the form annexed hereto as Exhibit A. E. Termination in Conjunction with a Change in Control. (1) Severance Protection Upon Involuntary Termination. In the event that, during the period beginning one hundred and eighty (180) days before the effective date of a Change in Control and ending twelve (12) months following the effective date of a Change in Control, the Executive's employment is terminated by the Company without Cause (pursuant to Section 5(E)) or by the Executive for Good Reason (pursuant to Section 5(F)), the Executive shall be entitled to the payments and benefits described in the preceding Section 6(D) except (i) in lieu of the severance payments described in Section 6(D)(iv), the Executive will be entitled to receive an immediate cash payment of an amount equal to eighteen (18) months of the Executive's Base Salary and 1.5 times the Target Annual Bonus (in each case determined without regard to any reduction prior to the termination of Executive's employment); and (ii) the benefit continuation period described in Section 6(D)(v) shall commence on the date the Executive's employment terminates and expire eighteen (18) months from such date of termination. The payments and benefits described in the preceding sentence and in Sections 6(D)(iv) and 6(D)(v) and the single sum severance payment described in the preceding sentence shall be conditioned upon and subject to the Executive's continuing compliance with the Executive’s obligations under Section 8 of this Agreement, and the Executive's execution and delivery of a general release substantially in the form annexed hereto as Exhibit A. (2) Definition of Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (a) any person (within the meaning of

7 Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), becomes, in any 12-month period ending on the date of the most recent acquisition of the voting securities of the Company or any successor entity by such person, persons, or group, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the outstanding voting securities of the Company or successor entity; (b) there shall have been consummated a consolidation, merger or reorganization of the Company or any successor entity, unless the holders of the equity interests of the Company or successor entity, immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the outstanding voting securities or at least a majority of the aggregate fair market value of the corporation or other entity resulting from such consolidation, merger or reorganization; (c) a sale, transfer, liquidation or other disposition of the Company or successor entity’s assets and properties representing all or substantially all of the aggregate fair market value of such assets and properties is consummated during any 12-month period; provided, however, that no “Change in Control” shall be deemed to have occurred under this Section 6(E)(2) unless such occurrence, event or condition shall constitute a change in the ownership or effective control of the Company or any successor entity or a change in the ownership of a substantial portion of the Company or successor entity’s assets, each as determined under Section 409A(a)(2)(A)(v) of the Code. F. 409A Compliance. The Company shall take all reasonable actions to ensure that none of the amounts earned or payable under this Agreement or under any Company stock purchase, compensation or other equity incentive plan will violate Section 409A of the Code. To the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any amounts payable on account of the Executive's separation from service shall be paid (or commence to be paid in the case of any payments to be made in installments) on the first business day of the seventh month following the Executive's date of termination (or death, if earlier) and the first such payment shall include the cumulative amount of any payments that would have been made prior to such date if not for such restriction, together with interest at an annual rate equal to the minimum rate required by the Code in order to avoid the imputation of interest on short- term loans between employers and employees. The date of the Executive’s termination of employment shall be determined in accordance with Treasury Regulation Section 1.409A-1(h). Except as otherwise provided herein, any payment required as a result of a termination of employment will be made (or, with respect to any payments to be made in installments under this Agreement, commenced) within 45 days following such event. Notwithstanding anything else herein to the contrary, to the extent that any payments due under the terms of this Agreement are conditioned upon the delivery and non- revocation of a release, and if any of those payments are determined to be nonqualified deferred compensation that is subject to the requirements of Section 409A of the Code and, if the period for consideration and revocation of such release spans two calendar years, then any such payment shall not be made until the later of (i) the end of the revocation period following delivery of the release, or (ii) the first business day of the second calendar year. G. Value of Insurance Coverage During Severance Period. To the extent any medical or dental plan covering any post-employment period is a “self-insured medical reimbursement plan” under Section 105(h) of the Code, and such coverage would be discriminatory thereunder, the

8 value of the insurance coverage during the post-termination coverage period (based upon premium value) shall be reported as taxable income to the Executive, and the Company shall pay the Executive promptly no later than January 15th of the year of coverage, such additional cash payments as are necessary for the Executive to receive the same net after-tax benefits (taking into account all federal, state and local income, excise and employment taxes) that the Executive would have received under such plans if the Executive had continued to receive such plan benefits while employed with the Company; provided, however, that any such additional cash payment that would be so immediately paid shall be subject to the provisions of Section 6(F) in connection with compliance with Section 409A of the Code. 7. Section 280G. A. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates or subsidiaries to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise, including, without limitation, payments in connection with a Change in Control or the vesting of shares of Restricted Stock, RSUs, SARs, stock options or other equity awards or other non-cash benefits or property, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 7, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under subsection (i) of this Section 7(A) is less than the amount under subsection (ii) of this Section 7(A), then the Covered Payments will be reduced or cut back by the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. B. Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. C. Any determination required under this Section 7 shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”). The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. For purposes of making the calculations and determinations required by this Section 7, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of

9 Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 7. D. It is possible that, after the determinations and selections made pursuant to this Section 7, the Executive will receive Covered Payments that are in the aggregate more than the amount provided for under this Section 7 (“Overpayment”) or less than the amount provided for under this Section 7 (“Underpayment”). (i) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company. (ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment, together with penalties accruing thereon, if any, plus interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Executive until the payment date, will be paid promptly by the Company to or for the benefit of the Executive. E. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon). The Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Overpayment or Underpayment. 8. Covenants of the Executive. In order to induce the Company to enter into this Agreement and continue to employ the Executive hereunder, the Executive hereby covenants and agrees as follows. For all purposes under this Section 8 herein, references to “Company” shall be deemed to include the Company’s wholly-owned subsidiaries, if any, and the Company’s “business” shall mean film based delivery systems to deliver drug actives, nutraceuticals, cosmaceuticals or flavors, and soluble film based packaging systems and such other lines of business in which the Company or its wholly-owned subsidiaries, if any, is actively engaged or actively pursuing and with respect to which Executive has oversight responsibility or is otherwise substantively involved. A. Non-Competition. During the Employment Term, including any extensions thereof, and for a period of twelve (12) months immediately following the termination of the Executive's employment under this Agreement for any reason other than death (the “Restrictive Period”), except as provided herein, the Executive shall not directly or indirectly: (a) engage in or in any manner be connected or concerned, whether as an officer, director, stockholder, partner, owner, employee, advisor, creditor, or otherwise with the development, operation, management,

10 or conduct of any business in the United States that competes with the business of the Company being conducted at the time of such termination; (b) solicit or otherwise attempt to divert business from or interfere in the Company relationship with any supplier of the Company or any customer served by the Company or and potential customer identified by the Company during the period of the Executive's employment hereunder; or (c) solicit, hire or otherwise interfere with the Company relationship with any person then or previously employed by the Company; provided, however, that, after the termination of the Executive's employment, the Executive shall not be bound by the covenant set forth in this subparagraph following a material breach by the Company of any of its obligations to the Executive hereunder or in the event of the cessation or dissolution of the Company business. As used herein, “cessation or dissolution” means total liquidation of the Company and does not include a cessation of business due to any Change in Control. Nothing contained herein shall prohibit the Executive from owning up to 3% of the stock of a publicly traded company that competes with the business of the Company or, following the termination of the Executive’s employment with the Company, prevent the Executive from being employed by or otherwise affiliated with a line of business of another company that engages in multiple lines of business so long as the Executive is not employed by, does not provide services with respect to and is not otherwise involved in the line or lines of business of such other company that compete with the Company. B. Confidentiality. During the Employment Term, and following the termination of this Agreement for any reason for as long as the information remains confidential, the Executive shall not make any use, for the Executive’s own benefit or for the benefit of a business or entity other than the Company, of any verbal or written secret or confidential information. Such confidential information shall include, but not be limited to, customer lists, trade secrets, sales, marketing or consignment information, vendor lists or operational resource information, forms, processes or procedures, budget and financial statements or information, files, records, documents, compilation of data, engineering drawings, computer print-outs, or any other data of or pertaining to the Company, its business, customers and financial affairs, or its services not generally known within the Company’s trade and which was acquired by the Executive during the Executive’s affiliation with the Company. The Executive shall not remove from the Company premises or retain without the Company’s written consent any of the Company’s confidential information as defined herein, or copies thereof or extracts therefrom. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its business or production operations obtained by the Executive during the Executive’s employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during the Executive’s employment hereunder or after the termination of such employment, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company. The Executive acknowledges that this information is treated as confidential by the Company, that the Company takes meaningful steps to protect the confidentiality of this information, and that the Company has at all times directed the Executive to maintain the confidentiality of this information. Immediately upon termination of this Agreement, the Executive shall return all of the Company’s property to it, including any and all copies of said property. Notwithstanding this provision or any provision in this Agreement to the contrary, nothing contained in this Agreement is intended to nor shall it limit or prohibit the Executive, or waive any right on his part, to make any good faith reports to, initiate or engage in communication with, respond to any inquiry from, otherwise provide information to, participate in any investigation or proceeding that may be conducted by, or obtain any monetary recovery from, any federal or state regulatory, self-regulatory, or enforcement agency or authority, as provided for, protected under or warranted by applicable law, in all events without notice to or consent of the

11 Company. C. Ownership of Work Product. The Executive agrees that the Company shall own all intellectual property including trade secrets, patents, patentable inventions, discoveries and improvements that relate to the Company’s business that the Executive conceives, develops during the period of the Executive’s employment with the Company or delivers to the Company while performing services pursuant to this Agreement (the “Work Product”). The Executive further agrees to deliver to the Company, and that the Company shall thereafter own for all purposes, all Work Product conceived or developed by the Executive relating to the business of the Company which does not otherwise belong to the Executive’s former employer or to which the former employer has no legal right or claim. The Executive hereby irrevocably extinguishes for the benefit of the Company and its assigns any moral right to the Work Product recognized by applicable law. All Work Product shall be considered a work made for hire by the Executive and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by the Executive for the Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, the Executive agrees to assign, and upon creation thereof automatically assign, without further consideration, the ownership of all trade secrets, copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns. The Company, its successors, and assigns, shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and any other protection available in the foregoing. For purposes hereof, a “trade secret” shall mean any information, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings. processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. The Executive agrees to perform, upon the reasonable request of the Company and at no cost to the Company (other than travel out of pocket costs where applicable), during or after the period(s) that this Agreement remains in effect, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of Work Product, or to enforce the Company’s Work Product against third parties. When requested, the Executive shall promptly and at no cost to the Company (other than travel out of pocket costs, where applicable): (a) execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance; (b) obtain and aid in the enforcement of copyright and, if applicable, patents with respect to the Work Product in any countries; (c) provide testimony in connection with any enforcement proceeding or any proceeding affecting the right, title or interest of the Company in any Work Product; and (d) perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement. D. Inventions. All discoveries, designs, improvements, ideas and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company that have been, or may be, conceived, developed or made by the Executive during the Employment Term (hereinafter. the “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company. The Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the Company’s title thereto, or to the patents issued thereon,

12 or to otherwise secure and protect the Company’s property rights therein. These obligations shall continue beyond the termination of the Executive's employment with respect to Inventions conceived, developed or made by the Executive during employment with the Company. The Company acknowledges and agrees that the provisions of this paragraph shall not apply to any invention for which no equipment, supplies, facilities or trade secret (or proprietary) information of the Company is used by the Executive and which is developed entirely on the Executive's own time, unless (a) such invention related to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (b) such invention results from any work performed by the Executive for the Company. E. Acknowledgment. The Executive acknowledges that all of the restrictions set forth in this Section entitled “Covenants of the Executive” are reasonable in scope, both individually and in the aggregate, and essential to the preservation of the Company’s business and proprietary interests and that the enforcement thereof will not in any manner preclude the Executive, in the event of the Executive's termination of employment with the Company for any reason, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of the Executive’s family, and those dependent upon the Executive of at least the sort and fashion to which the Executive and they have become accustomed and may expect. The Company and the Executive further agree that if any particular provision or portion of this Section 8 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company and the Executive also agree that, in the event that any restriction herein shall be found to be void or unenforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and enforceable to the fullest extent possible consonant with applicable law. In addition, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge that (a) an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. F. Representations and Warranties. The Executive represents and warrants to the Company as follows: (a) the Executive is under no contractual or other restriction or obligation which may conflict with or be inconsistent with the execution of this Agreement or with the performance of any duties for the Company, or any other rights of the Company; and (b) neither the Company nor any of its affiliates nor any of their respective officers, directors, employees, agents or employees has requested that the Executive communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to the Executive's former employers or others. G. Severability. All of the covenants of the Executive contained in this Section entitled “Covenants of the Executive” shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not

13 constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree that it is not the intention of either party to violate any public policy or statutory or common law. If any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein. H. Remedies. The Executive agrees that irreparable harm would result from any breach by the Executive of the covenants of this Section 8 in particular, and this Agreement in general, and that monetary damages alone would not provide the Company adequate relief for any such breach. Accordingly, if the Executive breaches any covenant in this Section 8, the parties acknowledge that equitable or injunctive relief in favor of the Company is a proper remedy, and nothing in this Agreement shall be construed as precluding the Company from seeking such equitable or injunctive relief in a court of competent jurisdiction for the Executive's violations of Section 8. Any award of equitable or injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages that may have resulted from a breach of the covenants of this Agreement. Any waiver or failure to seek enforcement or remedy for any breach or suspected breach of any covenant of the Executive in this Agreement shall not be deemed a waiver of such provision in the future. Furthermore, the existence of any claim of the Executive against the Company, whether based upon this Agreement or otherwise, shall not operate as a defense to the Company’s enforcement of any provision of this Agreement. Proceedings seeking equitable and injunctive relief to enforce the terms of this Section 8 may be brought in any court of competent jurisdiction. 9. Indemnification. Subject to the Company by-laws, to the fullest extent allowed or permitted under any provision of applicable law, the Company shall indemnify the Executive against any losses, claims, damages or liabilities, or expenses (including reasonable attorneys’ fees) incurred by the Executive arising out of any claim based upon acts performed or omitted to be performed by the Executive in connection with the Executive’s employment with the Company. 10. Attorneys' Fees. In any action brought by any party under this Agreement to enforce any of its terms, or any appeal therefrom, each party shall bear its own costs and expenses, including its own attorneys' fees; provided, however, that the Executive (or the Executive’s estate or other beneficiaries, as the case may be) will be entitled to reimbursement for reasonable costs and expenses, including reasonable attorneys' fees, with respect to such action if and to the extent that the Executive (or the Executive’s estate or other beneficiaries, as the case may be) is the prevailing party. 11. Cooperation. The Executive agrees that, after the termination of the Executive’s employment, the Executive shall cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates and/or its subsidiaries may have an interest (subject to reasonable limitations and the Executive's other commitments concerning time and place), which may include, without limitation, making himself available on a reasonable basis to participate in any proceeding involving the Company, its affiliates and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena, and

14 producing and/or providing any documents or names of other persons with relevant information. The Company agrees to reimburse the Executive for all expenses reasonably incurred by him and to pay reasonable compensation to the Executive for and in connection with services provided by the Executive pursuant to this section. 12. Travel Restrictions. As is reasonable, the Executive has the right to refuse to travel to destinations deemed politically unstable or otherwise hostile and/or those that may represent a danger to the Executive's health and well-being. 13. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully paid, certified mail, return receipt requested, addressed to the Company at its principal headquarters address and to the Executive at the Executive’s last address on record with the Company. Either party may change the address to which notices to such party shall be delivered personally or mailed by giving notice thereof to the other party hereto in accordance with the terms of this Section 13. 14. Venue; Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws (procedural and substantive) of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey. 15. Binding Effect; Assignment. The Executive shall not, without the prior written consent of the Company, assign, transfer, or otherwise convey this Agreement, or any right or interest herein. This Agreement, and all rights and obligations of the Company or any of its successors, may be assigned or otherwise transferred to any of its successors and shall be binding upon and inure to the benefit of its successors. As used herein, the term “successor” shall mean any person, corporation or other entity that, by merger, consolidation, purchase of stock, assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of the Company or succeeds to one or more lines of business of the Company. 16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter, it being understood that this Agreement shall expressly supersede any prior employment agreement between the Executive and the Company, and any amendments thereto. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by all of the parties hereto; provided, however, that any waiver by either party with respect to any provision hereof, or the breach of any provision hereof by the other party, need be signed only by the party waiving such provision or breach; and provided, further, that the waiver by either party hereto of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

15 17. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be illegal, invalid, or unenforceable, shall not be affected thereby. 18. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. 20. Survival. The provisions of Sections 6-11 and 13-21 of this Agreement shall survive any termination of this Agreement and the termination of the Executive's employment by either party for any reason. 21. Attorney Fees. The Company shall reimburse the Executive for his reasonable out-of- pocket attorney fees and expense incurred by Executive in connection with the negotiation of an amendment to this Agreement or replacement employment agreement between the Company and the Executive. IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written. AQUESTIVE THERAPEUTICS, INC. EXECUTIVE By: ____________________________ _____________________________ Santo J. Costa, Chairman of the Dan Barber Board of Directors

16 EXHIBIT A GENERAL RELEASE In exchange for certain payments and benefits to be provided to me by Aquestive Therapeutics, Inc. pursuant to the Employment Agreement dated as of ___, 202__, between the undersigned executive (the “Executive”) and Aquestive Therapeutics, Inc., the Executive hereby knowingly and voluntarily waives, releases and discharges Aquestive Therapeutics, Inc., its predecessors, successors, parent corporations, subsidiaries, affiliates and each of their employees, officers and directors, agents, trustees, and fiduciaries (the “Company”) from any and all claims, liabilities, demands, and causes of action, which the Executive may have or claim to have against the Company, including any and all claims arising out of or relating in any way to the Executive's employment and/or separation of employment from the Company. This General Release specifically waives and releases all rights, claims, causes of action, demands, and liabilities which may arise up to and including the date the Executive signs this General Release. This General Release does not, however, waive or release any rights or claims which may arise after the date the Executive signs this General Release. This General Release of claims includes, but is not limited to: a. all State and Federal statutory claims including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Civil Union Act, the New Jersey Wage and Hour Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Domestic Partnership Act, and the New Jersey Family Leave Act; b. All claims arising under the United States and New Jersey Constitutions; c. All claims arising under any Executive Order or derived from or based upon any State or Federal regulations; d. All common law claims including, but not limited to, claims for wrongful or constructive discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, fraud, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, promissory estoppel and negligence; e. All claims for any compensation including, but not limited to, back wages, front pay, overtime pay, bonuses or awards, fringe benefits, reinstatement, retroactive seniority, pension benefits, or any other form of economic loss; f. All claims for personal injury including, but not limited to, physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

17 g. All claims for costs and attorneys' fees. The Executive hereby acknowledges that the Company is advising the Executive in writing that the Executive should consult with an attorney prior to executing this General Release. The Executive hereby states that the Executive has had the opportunity to discuss this General Release with whomever the Executive wished, including an attorney of the Executive’s own choosing. The Executive further states that the Executive has had the opportunity to read, review, and consider all of the provisions of this General Release; that the Executive understands its provisions and its binding effect on him; and that the Executive is entering into this General Release freely, voluntarily, and without duress or coercion. The Executive acknowledges that the Executive has not relied upon the Company employees, officers or directors, counsel, agents or accountants for any legal, tax or other advice, and the Executive has, to the extent the Executive deems necessary, consulted with the Executive’s own advisors as to these matters. The Executive represents that the Executive has not filed any grievance, charge, claim, or complaint of any kind seeking personal recovery or personal injunctive relief against the Company or any of its owners, officers, directors, employees or agents, with respect to any matter, including but not limited to, the Executive’s employment with the Company and/or the separation of that employment. Nothing contained in this paragraph shall prohibit the Executive from (a) bringing any action to enforce the terms of this Agreement and General Release; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement and General Release; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although the Executive has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint); (d) initiating or engaging in communication with, responding to any inquiry from, or otherwise providing information to, any other federal or state regulatory, self-regulatory or enforcement agency or authority; or (e) seeking or obtaining an award under the whistleblower provisions of the federal securities laws. The Executive understands that the Executive has twenty-one (21) calendar days within which to consider this General Release before signing it. The Executive also understands that the Executive is free to use as much of the twenty-one (21) calendar day period as the Executive wishes or considers necessary before deciding to sign this General Release. The Executive may revoke the Executive’s signature of this General Release within seven (7) calendar days of signing it by delivering written notice of revocation to the Senior Vice President, Human Resources of the Company, 30 Technology Drive South, Warren, New Jersey 07059. If Executive has not revoked the Executive’s signature of this General Release by written notice delivered within the seven (7) calendar day period, it becomes effective immediately thereafter. The Executive understands that the Executive’s failure or refusal to execute this General Release or the Executive’s timely revocation of this General Release will result in forfeiture of any severance payments and benefits. BY SIGNING THIS GENERAL RELEASE, THE EXECUTIVE ACKNOWLEDGES THAT: THE EXECUTIVE HAS READ IT;

18 THE EXECUTIVE UNDERSTANDS IT AND KNOWS THAT HE/SHE IS GIVING UP IMPORTANT RIGHTS; THE EXECUTIVE AGREES WITH EVERYTHING IN IT; THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE; AND THE EXECUTIVE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY. EXECUTIVE ______________________________________ [__________] AQUESTIVE THERAPEUTICS, INC. By: Name: Title: